EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Shareholders

Nature’s Sunshine Products, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-38621, 33-80582, 33-59497 and 333-08139) on Forms S-8 of Nature’s Sunshine Products, Inc. of our reports dated February 12, 2003, with respect to the consolidated balance sheet of Nature’s Sunshine Products, Inc. and subsidiaries as of December 31, 2002 and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the year then ended and the related 2002 information included in the financial statement schedule, which reports appear in the December 31, 2002 Annual Report on Form 10-K of Nature’s Sunshine Products, Inc.

/s/ KPMG LLP

Salt Lake City, Utah
March 21, 2003